SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 RAILTEX, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                 [RAILTEX LOGO]

April 21, 1997

Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of RailTex, Inc. to be held on Wednesday, May 21, 1997, at 10:00 a.m. (CDT) at the San Antonio Central Library, 600 Soledad Plaza, San Antonio, Texas. We look forward to this opportunity to update you on developments here at RailTex and to greet our new shareholders.

We hope you will attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

Sincerely,

/s/ BRUCE M. FLOHR
Bruce M. Flohr
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

/s/ LAURA D. DAVIES
Laura D. Davies
VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER
   AND CORPORATE SECRETARY

Enclosure

                                  RAILTEX, INC.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1997


To the Shareholders of RailTex, Inc.:

        NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of RailTex, Inc., a Texas corporation, will be held at the San Antonio Central Library, 600 Soledad Plaza, San Antonio, Texas, on Wednesday, May 21, 1997, at 10:00 a.m.(CDT) for the following purposes:

        (1) To elect three (3) Directors to serve as Class II Directors for terms expiring in 2000 and until their respective successors are duly elected and qualified;

        (2) To approve the appointment of Arthur Andersen LLP as the Company's auditors for the 1997 fiscal year; and,

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at March 24, 1997. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

        A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 4040 Broadway, Suite 200, San Antonio, Texas, for a period of ten (10) days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

        SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE.

RAILTEX, INC.

/s/ LAURA D. DAVIES
Laura D. Davies
CORPORATE SECRETARY

Dated:   April 21, 1997

                                  RAILTEX, INC.
                            4040 Broadway, Suite 200
                            San Antonio, Texas 78209


                                 PROXY STATEMENT

         The accompanying proxy is solicited by the Board of Directors of RailTex, Inc., a Texas corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders at 10:00 a.m. (CDT) on Wednesday, May 21, 1997, or at any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 21, 1997.


                               VOTING AND PROXIES

         Only holders of record of Common Stock of the Company at the close of business on March 24, 1997 will be entitled to vote at the meeting. There were 9,152,260 shares of common stock outstanding on the record date. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

         All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Corporate Secretary, by submitting a later-dated proxy, or by attending the meeting and voting in person.

         The election of each nominee for Director requires a plurality of the votes cast. The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy is required for approval of the appointment of auditors. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting; however, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

                                   PROPOSAL #1

                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a Board of Directors of not less than three (3) members and not more than ten (10) members. Currently, there are eight (8) Directors. At the 1995 Annual Meeting of Shareholders, the Company's Bylaws were amended to classify the Board of Directors into three classes, each of which class of Directors, after an interim arrangement, will serve for three years, with one class being elected each year. At the 1995 Annual Meeting of Shareholders, the classified Board of Directors was implemented by the election of the initial Class I, Class II, and Class III Directors to serve for terms of one year, two years, and three years, respectively.

         The Board of Directors propose the election of three (3) Directors at the 1997 Annual Meeting of Shareholders to serve as Class II Directors. The Class II Director nominees are Henry M. Chidgey, Heather J. Gradison and Ferd.
C. Meyer, Jr. The nominees for Class II Directors, if elected, will serve for a three year term expiring in 2000 and until their respective successors are elected and qualified. The Board of Directors recommends a vote FOR such nominees.

         The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as Directors, unless otherwise specified. Such nominees have indicated a willingness to serve as Directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominees according to their best judgment and in the interest of the Company.

         The following information is furnished with respect to each of the nominees. Such information includes all positions with the Company and principal occupations during the last five years.

         Notice for election as Class II Directors, whose terms expire in 2000:

         HENRY M. CHIDGEY, age 47, has served as a Director and Executive Vice President since June 1995. Mr. Chidgey joined RailTex as Chief Operating Officer in April 1995. In October 1995, Mr. Chidgey was appointed President of RailTex. From 1993 through March 1995, Mr. Chidgey was employed by Southern Pacific Transportation Company as Vice President and Chief Mechanical Officer. From 1989 to 1993, Mr. Chidgey was Vice President and Chief Mechanical Officer of the Illinois Central Railroad Company. Prior to joining the Illinois Central Railroad Company, Mr. Chidgey was employed for 19 years by the Southern Pacific Transportation Company where he held various operating positions.

         HEATHER J. GRADISON, age 44, has served as a Director since 1990 and is a member of the Nominating and Compensation Committees. Mrs. Gradison is an international and domestic consultant specializing in advising on issues for regulatory reform. From 1990 until 1994, Mrs. Gradison served as Assistant to the President for the American Enterprise Institute for Public Policy Research. From 1985 until 1990, Mrs. Gradison served as Chairman of the Interstate Commerce Commission, and from 1982 until 1985, she was a Commissioner of the Interstate Commerce Commission. From 1975 to 1982, Mrs. Gradison was employed by the Southern Railway System.

         FERD. C. MEYER, JR., age 57, has served as a Director since 1977 and is a member of the Audit and Compensation Committees. Mr. Meyer has been Senior Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom, since 1988. From 1986 to 1988, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation.


         The following information is furnished with respect to each of the continuing Directors. Such information includes all positions with the Company and principal occupations during the last five years.

         Class III Directors, whose terms expire in 1998:

         ROBERT R. LENDE, age 56, served as a Director, Executive Vice President, and Chief Financial Officer of RailTex from 1980 until he retired in June 1995. He currently serves as a Director of RailTex and is a member of the Nominating and Audit Committees. From 1975 through 1980, Mr. Lende was employed by Rotan Mosle, Inc., a Texas-based regional investment banking firm, most recently as Vice President-Corporate Finance. From 1971 to 1975, Mr. Lende was Vice President-Marketing for Heatransfer Corporation, a manufacturer of automobile air conditioners. Mr. Lende is also an Advisory Director of Alamo Group, Inc.

         ROBERT M. AYRES, JR., age 70, has served as a Director since 1988 and is a member of the Compensation and Nominating Committees. Mr. Ayres is currently a financial consultant and investor. From 1977 until 1988, Mr. Ayres was President, Vice Chancellor, and Chief Executive Officer of the University of the South. From 1973 to 1977, Mr. Ayres was Senior Vice President and a Director of Rotan Mosle, Inc. From 1962 to 1973, he was President and Director of Russ and Company, Inc., an investment banking firm. Mr. Ayres is also a Director of Howell Corporation, Rochelle Communications, PatOil Corporation, and James Avery Craftsmen.

         Class I Directors, whose terms expire in 1999:

         BRUCE M. FLOHR, age 57, founded RailTex in 1977, and currently serves as Chairman of the Board of Directors and Chief Executive Officer. From 1977 to October 1995, Mr. Flohr had served as President of RailTex. From 1975 through 1977, Mr. Flohr held the positions of Deputy Administrator and Acting Administrator of the Federal Railroad Administration in Washington, D.C. In those positions, he had primary responsibility for rail safety, operation of the Alaska Railroad, and operation of the Transportation Test Center at Pueblo, Colorado. Mr. Flohr was employed by Southern Pacific Transportation Company from 1965 through 1975 and served as Division Superintendent of its San Antonio Division from 1971 through 1975. He is a founder and past Chairman of the Regional Railroads of America and is a Director of the Association of American Railroads. Mr. Flohr is also a Director of Harmon Industries, Inc.

         PALMER L. MOE, age 53, has served as a Director since June 1996 and is a member of the Audit Committee. Since 1992, Mr. Moe has been President of Storen Resources, Inc., a privately owned corporation which provides consulting services, primarily in the energy sector. From 1983 to 1992, Mr. Moe was President and Chief Operating Officer of Valero Energy Corporation. From 1965 to 1983, Mr. Moe held various positions with Arthur Andersen LLP, including Managing Partner of the San Antonio office from 1978 to 1983.

         LAURA D. DAVIES, age 38, has served as a Director of RailTex since June 1996. She has been Vice President-Finance and Administration and Chief Financial Officer of RailTex since July 1995. Mrs. Davies was Vice President-Finance of RailTex Service Co., Inc. ("RSC"), a subsidiary of RailTex, from February 1995 to June 1995 and served as Controller of RSC since 1986. Mrs. Davies is a Certified Public Accountant and from 1981 to 1986 was employed by Arthur Andersen LLP.


                     MEETINGS AND COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Board of Directors held ten (10) meetings. During the fiscal year ended December 31, 1996, no Director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a Director and (ii) the total number of meetings held by all committees of the Board of Directors on which he has served.

         The members of the Board of Directors who are not full time employees of the Company are compensated at the rate of $20,000 per year and $1,000 per meeting attended. Members of committees of the Board of Directors are compensated at the rate of $1,000 per meeting attended. In addition, each Outside Director of the Company receives an annual grant of options to purchase 3,000 shares of Common Stock. The exercise price for these options is the closing sale price on the last business day prior to January 1 of the year for which the options are granted ($25.25 per share for 1997).


                                 AUDIT COMMITTEE

         The Audit Committee of the Board of Directors, which currently consists of Robert R. Lende, Palmer L. Moe and Ferd. C. Meyer, Jr., met twice during the 1996 fiscal year. The functions of the Audit Committee are to recommend the selection of independent accountants, review and recommend approval of annual audited financial statements, and review significant changes in accounting policies and procedures. In addition, the Audit Committee reviews the adequacy of internal control and record-keeping systems, reviews compliance with applicable regulations and policies (including environmental regulations and policies on insider trading), and monitors litigation, fraud, and conflict of interest and their potential impact on financial results.

                             COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Ferd. C. Meyer, Jr. The Compensation Committee met four (4) times during the 1996 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers the employee benefit plans of the Company, including the Company's 1993 Stock Plan, as amended. No officer of the Company is a member of the Compensation Committee.


                              NOMINATING COMMITTEE

         The Nominating Committee of the Board of Directors currently consists of Robert M. Ayres, Jr., Heather J. Gradison and Robert R. Lende. The Committee met once during fiscal year 1996. The function of the Nominating Committee is to consider and recommend nominees for election as Directors. The Nominating Committee will consider nominees recommended by security holders. The names of any nominees to be recommended by security holders to the Nominating Committee must be submitted in writing to the Nominating Committee at the Company's corporate office at 4040 Broadway, Suite 200, San Antonio, Texas 78209, no later than December 19, 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         None.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities Exchange Commission and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its Directors and executive officers, the Company believes that during the year ended December 31, 1996, all Section 16(a) filing requirements were satisfied, except for (i) an inadvertent late filing of a Form 4 for Robert R. Lende reporting the acquisition of 1,879 non-qualified stock options on March 20, 1996 and (ii) an inadvertent late filing of a Form 3 for Michael A. Nosil, Vice President-Human Resources after joining the Company in June 1996.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock at March 24, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) the Chief Executive Officer and the other four most highly compensated officers of the Company (the "Named Executives"), and
(iv) all Directors and executive officers as a group. The address for each of the Directors and the Named Executives is the address of the Company.

                                                       SHARES       % OF TOTAL
                                                     BENEFICIALLY     SHARES
5% SHAREHOLDERS, DIRECTORS AND NAMED EXECUTIVES        OWNED(1)     OUTSTANDING
--------------------------------------------------    ---------        ----
RCM Capital Management, L.L.C ....................      688,000         7.5%
Neuberger & Berman, L.L.C ........................      589,900         6.5
Bruce M. Flohr(2) ................................      586,708         6.4
Capital Guardian Trust ...........................      498,000         5.5
Robert M. Ayres, Jr.(3) ..........................      198,374         2.2
Robert R. Lende(4) ...............................      139,739         1.5
Laura D. Davies(5) ...............................       67,896         0.7
David P. Valentine(6) ............................       64,340         0.7
Ferd. C. Meyer, Jr.(7) ...........................       17,950         0.2
Palmer L. Moe (8) ................................       14,318         0.2
Heather J. Gradison(9) ...........................       10,000         0.1
Henry M. Chidgey (10) ............................        6,522         0.1
Michael T. Brigham (11) ..........................        3,866         0.0
Directors and executive officers
  as a group (10 persons)(12) ....................    1,109,713        11.9


--------------
(1) Each holder has advised the Company that, except as noted below, it has sole investment and voting power with respect to the shares indicated.

(2) The number of shares of Common Stock beneficially owned by Mr. Flohr includes 35,862 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days, and 4,000 shares of stock held in trusts for members of Mr. Flohr's family for which Mr. Flohr has voting but not investment power. Not included are an aggregate of 20,565 shares beneficially owned by certain relatives of Mr. Flohr not living in his home.

(3) The number of shares of Common Stock beneficially owned by Mr. Ayres include 5,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 10,000 shares of Common Stock held by a private foundation for which Mr. Ayres has voting and investment power.

(4) The number of shares of Common Stock beneficially owned by Mr. Lende includes 27,668 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days. Also included are 7,500 shares held by a private foundation, of which Mr. Lende is a co-trustee. Mr. Lende disclaims beneficial ownership of these shares.

(5) The number of shares of Common Stock beneficially owned by Mrs. Davies includes 47,159 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(6) The number of shares of Common Stock beneficially owned by Mr. Valentine includes 52,881 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days and does not include an aggregate of 12,936 shares of Common Stock beneficially owned by Mr. Valentine's adult children.

(7) The number of shares of Common Stock beneficially owned by Mr. Meyer includes 5,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(8) The number of shares of Common Stock beneficially owned by Mr. Moe includes 3,000 shares of common stock reserved for issuance under stock options which are exercisable within 60 days.

(9) The number of shares of Common Stock beneficially owned by Mrs. Gradison includes 5,000 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(10) The number of shares of Common Stock beneficially owned by Mr. Chidgey includes 772 shares of common stock reserved for issuance under stock options which are exercisable within 60 days.

(11) The number of shares of Common Stock beneficially owned by Mr. Brigham includes 2,616 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

(12) The number of shares of Common Stock beneficially owned by the Directors and executive officers as a group includes 184,958 shares of Common Stock reserved for issuance under stock options which are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

         The following table shows all cash and non-cash compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers (collectively, the "Named Executives") for their services to the Company during the years ended December 31, 1996, 1995, and 1994. The Company does not have employment contracts with any of the Named Executives. There are no arrangements under which any Named Executive will receive compensation in excess of $100,000 as a result of resignation, retirement or other termination of employment or as a result of any change in control of the Company (or a change in the individual's responsibilities as a result of such a change in control).


                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL                      LONG-TERM
                                                      -------------------------------------------     ----------
                                         FISCAL                                      OTHER ANNUAL                     ALL OTHER
                                          YEAR         SALARY        BONUS(1)(2)     COMPENSATION       OPTIONS    COMPENSATION(4)
                                          ----        --------        --------           -------        -------        -------
Bruce M. Flohr ...................        1996        $261,397        $ 68,750           $  --            6,260        $80,846
CHAIRMAN AND CHIEF ...............        1995         234,192          41,733              --           14,338         71,134
  EXECUTIVE OFFICER ..............        1994         221,270          95,589            26,518         10,500           --

Henry M. Chidgey .................        1996         220,000          48,125              --          238,859         40,515
PRESIDENT, CHIEF .................        1995         172,838         124,978(3)           --             --           22,981
  OPERATING OFFICER ..............        1994            --              --                --             --             --

David P. Valentine ...............        1996         159,086          19,884              --            2,416           --
VICE PRESIDENT-LINE ..............        1995         159,086          16,107              --            5,213           --
   ACQUISITIONS ..................        1994         154,450          34,752              --            3,900           --

Laura D. Davies ..................        1996         150,000          28,125              --           22,593         28,175
VICE PRESIDENT-FINANCE ...........        1995         129,363          17,289              --            4,085         13,454
  CHIEF FINANCIAL OFFICER ........        1994         100,860          27,232              --            3,450           --

Michael T. Brigham ...............        1996         110,000          13,200              --           21,840         45,739
VICE PRESIDENT-SALES AND .........        1995          91,773          12,265              --            2,696         32,866
   MARKETING .....................        1994          83,200          17,791              --            1,950           --

--------
(1) Bonuses are paid to executive officers, as well as all other employees of the Company, pursuant to the Company's performance-based incentive compensation program. In 1994, one-half of the bonus was paid to the executive officers in shares of the Company's Common Stock.

(2) The amount shown in the bonus column reflects bonuses paid in subsequent periods for performance during the named period. In the Company's 1994 proxy statement, the amount shown in the bonus column had reflected cash paid in the corresponding fiscal period.

(3)      Includes a signing bonus paid to Mr. Chidgey of $99,250.

(4) Consists of amounts contributed by the Company pursuant to the Company's 401(k) profit sharing plan in the amounts of $19,000, $9,486 and $11,250 for Mr. Flohr, Mr. Chidgey and Mrs. Davies, respectively, in 1996. In addition, ALL OTHER COMPENSATION consists of premiums paid by the Company for split dollar life insurance in the amounts of $61,846, $31,029, $16,925 and $45,739 for Mr. Flohr, Mr. Chidgey, Mrs.
         Davies and Mr. Brigham, respectively.

                             OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                                           AT ASSUMED ANNUAL RATES
                                                                                                        OF STOCK PRICE APPRECIATION
                                                        INDIVIDUAL GRANTS IN 1996                             FOR OPTION TERM (1)
                                        --------------------------------------------------------        ----------------------------
                                        NUMBER OF    % OF TOTAL
                                        SECURITIES     OPTIONS       EXERCISE
                                        UNDERLYING    GRANTED TO      OR BASE
                                         OPTIONS      EMPLOYEES IN     PRICE          EXPIRATION
NAME                                     GRANTED(2)   FISCAL YEAR    ($/SHARE)           DATE             5% ($)            10% ($)
                                          -------        ----         ------           ---------        ----------        ----------
Bruce M. Flohr ...................          6,260         1.4%        $24.75(3)        3/20/2006        $   97,468        $  246,957
Henry M. Chidgey .................          3,859         0.9          24.75(3)        3/20/2006            60,085           152,238
Henry M. Chidgey .................        235,000        52.9          24.25(4)        6/12/2006         3,583,750         9,082,750
David P. Valentine ...............          2,416         0.5          24.75(3)        3/20/2006            37,617            95,311
Laura D. Davies ..................          2,593         0.6          24.75(3)        3/20/2006            40,373           102,294
Laura D. Davies ..................         20,000         4.5          24.25(4)        6/12/2006           305,000           773,000
Michael T. Brigham ...............          1,840         0.4          24.75(3)        3/20/2006            28,649            72,588
Michael T. Brigham ...............         20,000         4.5          24.25(4)        6/12/2006           305,000           773,000

--------

(1) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $24.75 in 1996 would yield profits of $15.57 at 5.0% appreciation per year over ten years, or $39.45 at 10.0% appreciation per year over the same period. One share of stock purchased at $24.25 in 1996 would yield profits of $15.25 at 5.0% appreciation per year over ten years, or $38.65 at 10.0% appreciation per year over the same period.

(2) All options granted in 1996 by the Company vest over a five year period from the date of grant, provided the option holder remains employed with the Company.

(3) The options were granted in March 1996. The exercise price was set at $24.75, the last sale price for the Company's Common Stock on March 19, 1996.

(4) The options were granted in June 1996. The exercise price was set at $24.25, the last sale price for the Company's Common Stock on June 11, 1996.

         The following table describes the exercisable and unexercisable options to purchase shares of the Company's Common Stock held by the Company's Named Executives and the value of such options as of December 31, 1996. No options were exercised by these individuals during 1996.

                         AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FY-END OPTION VALUES

                                                                                                          VALUE OF UNEXERCISED
                                                SHARES                      NUMBER OF UNEXERCISED              IN-THE-MONEY
                                               ACQUIRED                     OPTIONS AT 12/31/96             OPTIONS AT 12/31/96
                                                  ON         VALUE       ---------------------------     ---------------------------
NAME                                          EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                                                 ----         ---         ------         -------         ----------    -------------
Bruce M. Flohr .........................         None         N/A         72,591          31,785         $1,314,237       $135,410
Henry M. Chidgey .......................         None         N/A           --           238,859               --          236,929
David P. Valentine .....................         None         N/A         46,791          14,844            883,515        101,859
Laura D. Davies ........................         None         N/A         41,559          33,353            781,805        113,955
Michael T. Brigham .....................         None         N/A          1,319          25,167               --           20,920

(1) The value of unexercised options is based on the difference between the closing sales price of $25.25 per share of Common Stock on December 31, 1996 and the option exercise price.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors, consisting of non-employee Directors (the "Committee"), presents the following report on executive compensation. The report describes the Company's executive compensation programs and the basis on which the Committee made compensation decisions for 1996 with respect to the Company's executive officers, including those named in the above compensation tables.

      COMPENSATION OBJECTIVES. The Company's executive compensation programs are designed to attract, retain and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual bonuses and stock option grants tied to corporate and individual performance.

      ANNUAL BASE SALARIES. The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. The Committee's decisions regarding the 1996 base salary to be paid to each executive officer and the executive officers as a group were based upon several factors (without any particular emphasis given by the Committee to one factor over another), including the executive's job performance, competitive compensation data, and the executive's experience, responsibilities and management abilities. The Committee also considered the Company's performance in 1995, noting the Company's 1995 consolidated net income increased by 31.3%, excluding the impact of a special charge recorded in 1995, representing the write-down in the amount of $2,140,000 ($1,389,000 or $0.15 per share after taxes) to reflect the unamortized value of leasehold improvements of the AUNW, and its operating revenues increased by 44.7%.

      ANNUAL INCENTIVE COMPENSATION. The Company maintains a performance-based, incentive compensation program through which a portion of the Company's earnings are distributed as compensation to all of its employees. Cash incentive compensation to the Company's executive officers are paid annually. In January 1996, a new incentive compensation plan for executive officers was established by the Committee. The incentive compensation plan for executive officers provides for cash incentive compensation to be paid based upon Company performance achieved relative to the business plan and the executive officer's personal performance. In addition, executive officers are also awarded, through the 1993 Stock Plan, as amended, a calculated value of stock options and performance shares based upon a multiple value of the cash incentive compensation, as defined in the incentive compensation plan. The Compensation Committee may also award special bonuses to recognize special achievements. The executive officer bonuses for 1996 were determined and paid in March 1997.

      STOCK OPTIONS. In order to encourage executive officers to focus on the Company's long-term performance, the Committee (subject to the approval of the Board of Directors) granted each executive officer (except Michael A. Nosil, Vice President-Human Resources, who was not employed by the Company until June
1996) on March 20, 1996 options to purchase shares of the Company's Common Stock. The exercise price of the options was set at $24.75 per share, the last sale price of the Company's Common Stock on March 19, 1996. In addition, on June 12, 1996, the Company granted each executive officer (except Bruce M. Flohr, Chairman and Chief Executive Officer) options to purchase shares of the Company's Common Stock. The exercise price of the options was set at $24.25 per share, the last sale price of the Company's Common Stock on June 11, 1996. The options, with a ten-year term, vest and become exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant, provided the executive officer remains an employee of the Company.

      COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Flohr's base annual salary for the year ended December 31, 1996 was $261,397, a 12% increase over 1995. In March 1997, he was paid a bonus for 1996 of $68,750, which constituted 26% of his base annual salary and a 65% increase from the $41,733 bonus paid to him for 1995. Mr. Flohr also received options to purchase 6,260 shares of the Company's Common Stock at $24.75 per share. In establishing the 1996 annual salary for Mr. Flohr, the Committee considered the same factors it considered in setting the 1996 annual salaries for the other executive officers as described above.

                                           COMPENSATION COMMITTEE:

                                           ROBERT M. AYRES, JR.
                                           HEATHER J. GRADISON
                                           FERD. C. MEYER, JR.

                          STOCK PRICE PERFORMANCE GRAPH

         The Company's Common Stock first began publicly trading on the National Market System of NASDAQ on November 18, 1993. The graph below compares the cumulative total shareholder return on the Company's Common Stock for the period November 18, 1993 through December 31, 1996, with the cumulative total return on the Nasdaq U.S. Composite Index, the Nasdaq Truck and Transportation Index, and a composite comparison group determined by the Company consisting of certain Class I railroads, trucking companies, and rail equipment companies. The return calculations presented assume an investment of $100 on November 18, 1993 in the Company's Stock and each of the indices, and the reinvestment of all dividends.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                      11/18/93 12/31/93  12/30/94  12/29/95  12/31/96
                                        ---      ---       ---       ---       ---
Railtex ............................    100      168       144       127       153
NASDAQ US Composite Index ..........    100      106       103       146       179
NASDAQ Truck/Transportation Index ..    100      103        93       109       120
Comparator Group ...................    100      103        86       122       143

                                   PROPOSAL #2

                             APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to audit the accounts of the Company for the 1997 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding year. The Board recommends that the shareholders vote FOR approval of the appointment of Arthur Andersen LLP. The affirmative vote of a majority of the shares present and voting at the meeting in person and by proxy is required for approval.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than December 21, 1997. The Company's corporate office is located at 4040 Broadway, Suite 200, San Antonio, Texas 78209.

                               PROXY SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communication to, or by meeting with, shareholders or their representatives by Directors, officers and other employees of the Company who will receive no additional compensation therefor.

         The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy. The Company reimburses such persons for their reasonable expenses.

                                  OTHER MATTERS

         No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

RAILTEX, INC.



/s/LAURA D. DAVIES
   Laura D. Davies
VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER,
AND CORPORATE SECRETARY

Dated:   April 21, 1997

                                 RAILTEX, INC.
                 4040 Broadway, Suite 200 San Antonio, TX 78209
                 PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAILTEX, INC.

P The undersigned acknowledges receipt of the Notice of Annual Meeting of RailTex, Inc. ("the Company") and hereby appoints Bruce M. Flohr and
R Laura D. Davies, and each of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to
O vote as proxies for the undersigned according to the number of shares of Common Stock the undersigned would be entitled to vote if then
X personally present at the Annual Meeting of Shareholders of the Company to be held May 21, 1997, or at any adjournment thereof and to vote all
Y shares of Common Stock of the Company held by the undersigned and entitled to be voted upon the following matters as indicated on the reverse side.

        This Proxy may be revoked at any time prior to the voting thereof.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1, NUMBER 2 AND NUMBER 3.

        ________________________________________________________
        Comments/Address Change

                                                            Please mark    [X]
                                                           your votes as
                                                            indicated in
                                                            this example

(1) ELECTION OF CLASS II DIRECTORS

    FOR all            WITHHOLD          HENRY M. CHIDGEY, HEATHER J. GRADISON
nominees listed       AUTHORITY          AND FERD. C. MEYER, JR.
 to the right        to vote for
                    all nominees         (INSTRUCTIONS: To withhold authority to
                 listed to the right      vote for any individual nominee, write
                                          that nominee's name in the space
     [ ]                 [ ]              provided below).

                                          ______________________________________


(2) To approve the appointment of
    Arthur Andersen LLP as the
    Company's auditors for the year
    ending December 31, 1997.

     FOR     AGAINST   ABSTAIN
     [ ]       [ ]       [ ]

(3) In their discretion, to vote upon
    such other business as may properly       COMMENTS/ADDRESS CHANGE        [ ]
    come before the meeting or any
    adjournment thereof.

The undersigned(s) acknowledges receipt of the Notice of 1997 Annual Meeting of Stockholders and the proxy statement accompanying the same, each dated April 21, 1997.

Please date this proxy and sign your name exactly as it appears hereon. If there is more than one owner, each should sign. When signing as an agent, attorney, administrator, guardian or trustee, please indicate your title as such. If executed by a corporation this proxy should be signed in the corporate name by a duly authorized officer who should so indicate his or her title.

PLEASE DATE, SIGN AND RETURN THIS PROXY
  PROMPTLY IN THE ENCLOSED ENVELOPE.

_______________________________________
Date

_______________________________________
Signature

_______________________________________
Signature if held jointly